THE SPARROW FUNDS
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                             ADOPTED AUGUST 30, 2000

         This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by The Sparrow Funds (the "Trust") on behalf of its current series, The Sparrow Growth Fund, and any series that may be established in the future (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

         The provisions of the Plan are:

1.   General  Description  Of  Classes.  Each  class of shares  of a Fund  shall
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     represent  interests in the same  portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) the Rule 12b-1 Plan adopted with respect to the class;
     (ii) distribution and related services and expenses as provided for in the applicable Plan; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Series, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. There currently are two classes designated: Class A and Class C.

                  a. Class A Shares are offered and sold at net asset value plus a maximum sales load of 5.75%. Class A Shares are subject to a maximum 0.50% annual distribution fee.

                  b. Class C Shares are offered at net asset value, without initial sales charge, subject to a maximum 1.00% annual distribution fee (of which .75% is a distribution (12b-1) fee and .25% is a service fee) and a CDSC, based on the lower of the shares' cost and current net asset value, of 1% if redeemed within one year of the purchase date.

2.   Expense Allocations To Each Class.
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                  a.       In addition  to the  distribution  and  service  fees
                           described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

                    (i)  distribution (12b-1) fees and service fees;

                    (ii) expenses  incurred  in  connection  with a  meeting  of shareholders;

                    (iii)litigation expenses;

                    (iv) printing and postage expenses of shareholders  reports, prospectuses and proxies to current shareholders of a specific class;

                    (v)  expenses  of  administrative   personnel  and  services
                         required to support the shareholders of a specific class;

                    (vi) transfer agent fees and expenses; and

                    (vii)such other expenses  incurred by or  attributable  to a specific class.


                  b. All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.   Class Designation.  Subject to the approval by the Trustees of the Trust, a
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     Fund may alter the  nomenclature for the designations of one or more of its classes of shares.

4.   Additional Information.  This plan is qualified by and subject to the terms
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     of the  then  current  Prospectus  for  the  applicable  class  of  shares;
     provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

5.   Effective Date.  This Plan is effective on the day before the  registration
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     of Class C shares of the Fund is effective.  This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).